Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and among

MeadWestvaco Corporation,

Monaco SpinCo Inc.,

and

ACCO Brands Corporation

Dated as of May 1, 2012

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 1, 2012, is by and among MeadWestvaco Corporation, a Delaware corporation (“Parent”), Monaco SpinCo Inc., a Delaware corporation (“Spinco”) and ACCO Brands Corporation, a Delaware corporation (“Acquirer”). Each of Parent, Spinco and Acquirer is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Parent, directly and through its various subsidiaries, is engaged in the Parent Business and the Spinco Business;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company which shall operate the Spinco Business;

WHEREAS, Parent and Spinco have entered into the Separation Agreement pursuant to which (a) (i) Parent will, and will cause its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and businesses of Parent and its Subsidiaries to Spinco and its Subsidiaries, and (ii) Spinco will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and businesses to Parent and its Subsidiaries, as a result of which Spinco will own, directly and through its Subsidiaries, the Spinco Business and will not own, directly or indirectly through its Subsidiaries, any of the Parent Business (the “Restructuring”), and (b) Parent will distribute the stock of Spinco to its shareholders (the “Distribution”) as described therein;

WHEREAS, prior to consummation of the Restructuring and the Distribution, Parent was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, certain steps of the Restructuring and the Distribution shall qualify as tax-free transactions within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2011, among Parent, Spinco, Acquirer and Merger Sub, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 19, 2012 (the “Merger Agreement”), immediately following the Distribution, Merger Sub will merge with and into Spinco with Spinco surviving the merger;

WHEREAS, immediately following the Merger, Spinco will merge with and into Mead Products LLC, a Delaware limited liability company and direct wholly owned subsidiary of Acquirer (“Acquirer LLC”) with Acquirer LLC surviving the merger (such merger, the “LLC Merger”) in the manner contemplated by the Merger Agreement;

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution; and

WHEREAS, the Parties agree that (i) Spinco shall be responsible for all known and unknown non-U.S. Income Taxes and Non-Income Taxes, in each case, of or attributable to the Spinco Business and the Spinco Group for any period (other than any Restructuring/Distribution Taxes) and (ii) Parent shall be responsible for (A) all known and unknown U.S. Income Taxes attributable to the Spinco Business and the Spinco Group for any Pre-Closing Period, (B) all Restructuring/Distribution Taxes and (C) all Taxes for which any member of the Parent Group may be liable, other than those Taxes described in clause (i) of this recital and Taxes attributable to a Spinco Disqualifying Action.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Acquirer” has the meaning set forth in the preamble to this Agreement.

“Acquirer LLC” has the meaning set forth in the recitals to this Agreement.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” means the date on which the Distribution, the Merger and the LLC Merger are consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means (a) for U.S. federal Income Tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return, or (b) for state, local or foreign income Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Controlled 1” has the meaning set forth in the IRS Ruling Request.

“Controlled 1 Contribution” has the meaning set forth in the IRS Ruling Request.

“Counsel” means Wachtell, Lipton, Rosen & Katz.

“Disqualifying Action” means a Parent Disqualifying Action or a Spinco Disqualifying Action.

“Distributing 1” has the meaning set forth in the IRS Ruling Request.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Benefits Agreement” means the Employee Benefits Agreement by and between the Parties dated as of November 17, 2011 and amended as of March 5, 2012.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement (including, without limitation, the LLC Merger) or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“Internal Spin-Off” has the meaning set forth in the IRS Ruling Request. For the avoidance of doubt, Distributing 1 is the distributing corporation in the Internal Spin-Off and Controlled 1 is the controlled corporation in the Internal Spin-Off.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Parent by the IRS in connection with the Restructuring and the Distribution.

“IRS Ruling Request” means any letter filed by Parent with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“LLC Merger” has the meaning set forth in the recitals to this Agreement.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the Separation Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Parent Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Parent Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Parent Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.

“Mixed Business Non-Income Taxes” means any U.S. federal, state or local, or foreign Non-Income Taxes attributable to any Mixed Business Non-Income Tax Return.

“Mixed Business Non-U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business Non-U.S. Income Taxes are reflected or reported.

“Mixed Business Non-U.S. Income Taxes” means any foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business U.S. Income Taxes are reflected or reported.

“Mixed Business U.S. Income Taxes” means any U.S. federal, state or local Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Return Preparing Party” has the meaning set forth in Section 2.04(a)(iii).

“Mixed Return Reviewing Party” has the meaning set forth in Section 2.04(a)(iii).

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means the opinion of Counsel with respect to certain Tax aspects of the Transactions.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Business” means the Parent Group’s packaging business and any other businesses currently or formerly conducted by any member of the Parent Group, other than the Spinco Business.

“Parent Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Parent as the Common Parent.

“Parent Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Parent Consolidated Return.

“Parent Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Parent or any Parent Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Parent, any assets of Parent or any assets of any Parent Entity that, or (c) any breach by Parent or any Parent Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, the term “Parent Disqualifying Action” shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Parent Entity” means any Subsidiary of Parent immediately after the Effective Time.

“Parent Group” means, individually or collectively, as the case may be, Parent and any Parent Entity.

“Parent Taxes” means, without duplication, (a) any Taxes (including any Taxes resulting from an Adjustment) of Parent or any Subsidiary or former Subsidiary of Parent for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (b) any Taxes attributable to a Parent Disqualifying Action, and (c) any Restructuring/Distribution Taxes, in each case other than Spinco Taxes. For the avoidance of doubt, Parent Taxes include (1) Parent Consolidated Taxes for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (2) Mixed Business U.S. Income Taxes for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (3) Single Business Taxes that are U.S. Income Taxes (including such Taxes attributable to Tax Items properly attributable to assets or activities of the Spinco Business) for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (4) all Taxes attributable to Tax Items that are properly attributable to the assets or activities of the Parent Business for any period and (5) Restructuring/Distribution Taxes, in each case other than any Taxes attributable to a Spinco Disqualifying Action.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco or Controlled 1 would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco or Controlled 1, and/or one or more holders of outstanding shares of Spinco capital stock or Controlled 1 capital stock, as the case may be, a number of shares of Spinco capital stock or Controlled 1 capital stock, as applicable, that would, when combined with any other direct or indirect changes in ownership of Spinco capital stock or Controlled 1 capital stock, as applicable, pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of Spinco or Controlled 1, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco or Controlled 1, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco or Acquirer of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders (except to the extent provided otherwise in the IRS Ruling). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, none of the Merger, the LLC Merger or any liquidation, merger or amalgamation of Acquirer LLC or Controlled 1 with and into Acquirer or any Person that is a direct or indirect wholly owned Subsidiary of Acquirer shall constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring/Distribution Taxes” means (i) any Taxes imposed on or by reason of the Controlled 1 Contribution, the Internal Spin-Off, the Restructuring or the Distribution (including Transfer Taxes), other than any such Taxes caused by a Disqualifying Action and (ii) any Taxes payable by reason of the distribution of cash or any other property from Spinco to Parent (other than Spinco Securities). For the avoidance of doubt, Restructuring/Distribution Taxes include, without limitation, Taxes payable by reason of (1) deferred intercompany transactions or excess loss accounts triggered by the Controlled 1 Contribution, the Internal Spin-Off, the Restructuring or the Distribution and (2) the settlement of intercompany receivables, payables, loans and other accounts between Spinco or any member of the Spinco Group, on the one hand, and Parent and any member of the Parent Group, on the other hand, as contemplated by Section 1.6(c) of the Separation Agreement.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation Agreement” means the Separation Agreement by and between Parent and Spinco dated as of November 17, 2011, as amended by Amendment No. 1 to the Separation Agreement dated as of March 19, 2012.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Parent Business, on the one hand, or the Spinco Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b)(i).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b)(i).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Specified Exhibits” means Exhibits A-2, B-1, B-2, C-1, D-1, E-1 and F to the IRS Ruling Request.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Business” has the meaning set forth for “SpinCo Business” in the Separation Agreement.

“Spinco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Spinco or any Spinco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Spinco, the capital stock of Controlled 1, any assets of Spinco or any assets of any Spinco Entity that, or (c) any breach by Spinco or any Spinco Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, that (i) the term “Spinco Disqualifying Action” shall not include any action (including, without limitation, the LLC Merger) described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution, and (ii) in the event that Parent shall have waived the condition set forth in Section 9.2(e) of the Merger Agreement, the term “Spinco Disqualifying Action” shall not include any action taken by Spinco, Acquirer or any Spinco Entity (A) prior to the date of such waiver by Parent or (B) on or after the date of such waiver by Parent unless, prior to consummating the Distribution, Parent shall have received an Unqualified Tax Opinion in form and substance reasonably satisfactory to Acquirer, confirming the Tax-Free Status of the Transactions.

“Spinco Employee” has the meaning set forth in Section 4.04(b).

“Spinco Entity” means any Subsidiary of Spinco immediately after the Effective Time.

“Spinco Group” means, individually or collectively, as the case may be, Spinco and any Spinco Entity.

“Spinco Securities” has the meaning set forth in the Merger Agreement.

“Spinco Taxes” means, without duplication, (a) any Taxes of Parent or any Subsidiary or former Subsidiary of Parent attributable to the Tax Items properly attributable to assets or activities of the Spinco Business (excluding any (i) Parent Consolidated Taxes for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (ii) Mixed Business U.S. Income Taxes for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (iii) Restructuring/Distribution Taxes, and (iv) Taxes attributable to any discontinued operations of Parent or any Subsidiary or former Subsidiary of Parent (provided that the operations of any entity or business to which Parent or any such Subsidiary or former Subsidiary of Parent is a successor shall not be treated as a discontinued operation), and (b) any Taxes attributable to a Spinco Disqualifying Action, in each case including any Taxes resulting from an Adjustment. For the avoidance of doubt, Spinco Taxes shall (1) include (A) any Mixed Business Non-U.S. Income Taxes, which Taxes shall be computed by including only the Tax Items properly attributable to the Spinco Business and excluding any Tax Items properly attributable to the Parent Business, (B) any Mixed Business Non-Income Taxes and (C) any Single Business Taxes that are not U.S. Income Taxes, in each case attributable to the Tax Items properly attributable to assets or activities of the Spinco Business, and (2) not include (A) any Taxes for any period that are attributable to the Tax Items properly attributable to the assets or activities of the Parent Business, (B) any Mixed Business U.S. Income Taxes, (C) any Single Business Taxes that are U.S. Income Taxes (including such Taxes attributable to Tax Items properly attributable to assets or activities of the Spinco Business) for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (D) any Taxes attributable to a Parent Disqualifying Action and (E) any Taxes attributable to a breach or inaccuracy of any representation, warranty or covenant that was included in the Specified Exhibits. For the further avoidance of doubt, (i) any Tax Return for any entity set forth on Schedule 1.01 shall be a Single Business Return, (ii) any such Tax Return shall be treated as including assets or activities relating only to the Spinco Business, and (iii) any Taxes attributable to such Tax Return shall be treated as Spinco Taxes. Parent, Augusta and Spinco shall cooperate in good faith in the preparation of Schedule 1.01.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority.

“Tax-Free Status of the Transactions” means the qualification of (A) each of the Controlled 1 Contribution and the Restructuring as a transaction described in Section 1032 of the Code, and (B) the Controlled 1 Contribution and the Internal Spin-Off, taken together, and the Restructuring and the Distribution, taken together, each (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock of Controlled 1, Spinco Common Stock (as defined in the Separation Agreement) or Spinco Securities distributed thereby is property with respect to which no gain is recognized pursuant to Section 361(b) of the Code and is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which Parent and the shareholders of Parent, respectively, recognize no income or gain pursuant to Section 355(a) of the Code, other than, in the case of Parent or any Subsidiary of Parent, any income or gain recognized as a result of intercompany items or excess loss accounts being taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code or any Restructuring/Distribution Taxes.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) the Opinion, (iii) each submission to the IRS in connection with the IRS Ruling Request, (iv) the representation letter from Parent and Spinco addressed to Counsel supporting the Opinion, (v) the representation letter from Acquirer, Merger Sub and Acquirer LLC addressed to Counsel supporting the Opinion and (vi) any other materials delivered or deliverable by Parent or Spinco in connection with the rendering by Counsel of the Opinion and the issuance by the IRS of the IRS Ruling.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Parent Business or the Spinco Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” means this Agreement, the Merger Agreement, the Separation Agreement, the Employee Benefits Agreement and the Transition Services Agreement (as defined in the Merger Agreement).

“Transactions” means the Restructuring, the Distribution and the other transactions contemplated by the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Parent, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

“U.S. Income Taxes” means any Income Taxes imposed by or payable to the United States, any State or any political subdivision of the United States or any State.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 U.S. Income Tax Returns.

(a) Parent Consolidated Returns. Parent shall prepare and file all Parent Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Spinco shall reimburse Parent for any such Taxes attributable to a Spinco Disqualifying Action.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Spinco or any Spinco Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

(c) Mixed Business U.S. Income Tax Returns.

(i) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Parent or a Parent Entity and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Parent for any Taxes attributable to a Spinco Disqualifying Action.

(ii) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity after the Closing Date, if any, and shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Parent shall reimburse Spinco for all such Taxes that are Parent Taxes.

(d) Single Business U.S. Income Tax Returns.

(i) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Parent or a Parent Entity, if any, and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Parent for any Taxes attributable to a Spinco Disqualifying Action.

(ii) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity after the Closing Date, if any, and shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Parent shall reimburse Spinco for all such Taxes that are Parent Taxes.

Section 2.02 Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns.

(a) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Parent or a Parent Entity and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Parent for any such Taxes that are Spinco Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

(b) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Returns, in each case for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity after the Closing Date, and Spinco shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Parent shall reimburse Spinco for all such Taxes that are Parent Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date).

Section 2.03 Single Business Returns. Except as set forth in Section 2.01(d), (a) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Parent or a Parent Entity and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Parent for any such Taxes that are Spinco Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Return made on or prior to the Closing Date), and (b) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity and shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Parent shall reimburse Spinco for any such Taxes that are Parent Taxes (for the avoidance of doubt taking into account those payments (if any) of Taxes with respect to such Tax Returns made on or prior to the Closing Date).

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Parent Consolidated Returns. With respect to all Parent Consolidated Returns, Parent shall determine in its sole discretion whether to elect ratable allocation under Treasury Regulation Section 1.1502-76. To the extent that the positions taken on any Parent Consolidated Return would reasonably be expected to materially adversely affect the Tax position of Spinco or any Spinco Entity for any period after the Closing, Parent shall prepare the portions of such Parent Consolidated Returns that relate to the Spinco Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portions of such Parent Consolidated Return to Spinco for its review and comment at least thirty (30) days prior to the Due Date for such Parent Consolidated Return, provided, however, that nothing herein shall prevent Parent from timely filing any such Parent Consolidated Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Parent Consolidated Return, such Parent Consolidated Return shall be timely filed by Parent and the Parties agree to amend such Parent Consolidated Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) Mixed Business U.S. Income Tax Returns. To the extent that the positions taken on any Mixed Business U.S. Income Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.01 (the “Reviewing Party”) for any period after the Closing, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Mixed Business U.S. Income Tax Return that relates to the business of the Reviewing Party (the Spinco Business or the Parent Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portion of such Mixed Business U.S. Income Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Mixed Business U.S. Income Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Mixed Business U.S. Income Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to

Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business U.S. Income Tax Return, such Mixed Business U.S. Income Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Mixed Business U.S. Income Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(iii) Mixed Business Tax Returns. The party that is required to prepare and file any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return pursuant to Section 2.02 (the “Mixed Return Preparing Party”) shall prepare any such Tax Returns consistent with Past Practice unless otherwise required by Law. In the event that Past Practice is not applicable to a particular item or matter, the Mixed Return Preparing Party shall determine the reporting of such item or matter in good faith. The Mixed Return Preparing Party shall submit to the other party (the “Mixed Return Reviewing Party”) a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Mixed Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Mixed Return Reviewing Party under Section 2.02 at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Mixed Return Preparing Party from timely filing any such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, as applicable, shall be timely filed by the Mixed Return Preparing Party and the Parties agree to amend such Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.01(d) or 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.01(d) or 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) Notwithstanding anything to the contrary in this Article II, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Taxes attributable to a Parent Disqualifying Action shall be prepared by Parent in the manner determined by Parent in its sole discretion (or, if such Tax Return is required to be prepared by Spinco, be prepared by Spinco in the manner determined by Parent in its sole discretion), provided, however, that to the extent such Tax Return relates to any Taxes other than U.S. federal, state or local Taxes, Parent shall provide a draft of such portion of any such Tax Return to Spinco for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent Parent from timely filing any such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Parent and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.05 Straddle Period Tax Allocation. Parent and Spinco shall take all actions necessary or appropriate to close the taxable year of Spinco and each Spinco Entity for all Tax purposes as of the close of the Closing Date to the extent required by applicable Law. If applicable Law does not require Spinco or a Spinco Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of Spinco or such Spinco Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

Section 2.06 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Parent or a Parent Entity or Spinco or a Spinco Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Parent or Spinco to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.07 Expenses. Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08 Apportionment of Spinco Taxes. For all purposes of this Agreement, but subject to Section 4.03, Parent, on the one hand, and Spinco and Acquirer, on the other hand, shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Spinco Business (and in the case of a Tax Item that is properly attributable to both the Spinco Business and the Parent Business, the allocation of such Tax Item between the Spinco Business and the Parent Business) in a manner consistent with the provisions hereof and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Parent. Parent shall pay, and shall indemnify and hold Spinco harmless from and against, without duplication, (a) all Parent Taxes, (b) all Taxes incurred by Spinco or any Spinco Entity by reason of the breach by Parent of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by Spinco. Spinco shall pay, and shall indemnify and hold the Parent harmless from and against, without duplication, (a) all Spinco Taxes, (b) all Taxes incurred by Parent or any Parent Entity by reason of the breach by Spinco of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Parent and Spinco agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Parent to Spinco or a distribution by Spinco to Parent, as the case may be, occurring immediately prior to the Closing Date and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b) Any indemnity payment under this Article III shall be decreased to take into account an amount equal to the present value of any Tax Benefit made allowable to the Indemnified Party (which Tax Benefit would not have arisen or been allowable but for such indemnified liability). If Spinco makes an indemnity payment to Parent for Spinco Taxes attributable to a Spinco Disqualifying Action, such indemnity payment shall be increased to take into account any inclusion in income of Parent arising from the receipt of such indemnity payment. For purposes hereof, any inclusion, reduction or Tax Benefit shall be determined (i) using the highest marginal rate in effect at the time of the determination, (ii) assuming that the

Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that any Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, Parent shall be entitled to all Refunds of Taxes for which Parent is responsible pursuant to Article III, and Spinco shall be entitled to all Refunds of Taxes for which Spinco is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) Except to the extent otherwise consented to by Parent or prohibited by applicable Law, Spinco shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period (a “Carryback”). In the event that Spinco (or the appropriate member of the Spinco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), Parent shall cooperate with Spinco, at Spinco’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Spinco the amount of such Refund within ten (10) days after such Refund is received; provided, however, that Spinco shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section 4.03 Tax Attributes.

(a) Parent, on the one hand, and Spinco and Acquirer, on the other hand, shall jointly determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Parent Group and the Spinco Group in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Laws), provided, that (i) earnings and profits will be allocated in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a), (ii) the earnings and profits that will be allocated to Spinco will all be non-previously taxed income within the meaning of Code Section 959(c)(3) and any previously taxed income (as defined in Code Section 959(a)) will be retained by Parent, (iii) Parent shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determination consistent with Past Practice, where applicable. For the avoidance of doubt, the allocation of previously taxed income (as defined in Code Section 959(a)) shall not be subject to the joint determination of the parties and Parent shall be entitled to determine the allocation of any previously taxed income. Parent and Spinco hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Treatment of Deductions Associated with Equity-Related Compensation.

(a) Unless otherwise prohibited by applicable Law, from and after the Closing Date, solely Parent or any member of the Parent Group, as the case may be, shall be entitled to claim any Tax deduction associated with the exercise in any taxable period of any Parent stock options or stock appreciation rights by any Spinco Employee.

(b) “Spinco Employee” means any person employed or formerly employed by any member of the Spinco Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate, unless, at such time, such person is employed by a member of the Parent Group or was more recently employed by a member of the Parent Group than by a member of the Spinco Group.

Section 4.05 Timing Differences. If pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Spinco Group as a result of an Adjustment to any Taxes for which a member of the Parent Group is responsible hereunder (or Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, or if pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Parent Group as a result of an Adjustment to any Taxes for which a member of the Spinco Group is responsible hereunder (or Tax Attribute of a member of the Spinco Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, Spinco or Parent, as the case may be, shall make a payment to either Parent or Spinco, as appropriate, within thirty (30) days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment) determined (i) using the highest marginal statutory rate applicable to the party receiving the Tax Benefit at the time of the Final Determination and an assumed state income Tax rate of 5% (or the highest applicable provincial rate in Canada), (ii) assuming that the party to which such Tax Benefit is made allowable is liable for Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that the Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the Final Determination.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Parent Consolidated Returns, Mixed Business U.S. Income Tax Returns and Single Business U.S. Income Tax Returns.

(i) Except as provided in Section 5.03, Parent shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Parent Consolidated Return, Mixed Business U.S. Income Tax Return, or Single Business Return required to be prepared by Parent or a Parent Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Spinco is responsible pursuant to Article III, Parent (A) shall keep Spinco informed in a timely manner of all actions proposed to be taken by Parent with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Spinco is responsible pursuant to Article III) and (B), shall permit Spinco to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Spinco is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned.

(ii) Except as provided in Section 5.03, Spinco shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business U.S. Income Tax Return or Single Business Return required to be prepared by Spinco or a Spinco Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Parent is responsible pursuant to Article III, Spinco (A) shall keep Parent informed in a timely manner of all actions proposed to be taken by Spinco with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Parent is responsible pursuant to Article III) and (B) shall permit Parent to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Parent is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

(b) Tax Proceedings relating to Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns. The Mixed Return Preparing Party with respect to any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to such Tax Return and any such defense shall be made diligently and in good faith; provided that the Mixed Return Preparing Party shall (i) keep the Mixed Return Reviewing Party informed in a timely manner of all actions proposed to be taken by the Mixed Return Preparing Party with respect to such Tax Proceeding and, (ii) to the extent such Tax Proceeding could materially affect the amount of Taxes for which the Mixed Return Reviewing Party is responsible pursuant to Article III, shall permit the Mixed

Return Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Mixed Return Reviewing Party is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of the Mixed Return Reviewing Party, which shall not be unreasonably withheld, delayed or conditioned.

(c) Tax Proceedings relating to Single Business Returns. Except as provided in Sections 5.02(a) and 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03 Tax Proceedings in respect of Restructuring/Distribution Taxes and Disqualifying Actions.

(a) Parent and Spinco shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring/Distribution Taxes (to the extent reflected on a Tax Return of Spinco or a Spinco Entity) and (ii) any Taxes attributable to a Spinco Disqualifying Action.

(b) Parent shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to (i) Restructuring/Distribution Taxes (to the extent reflected on a Tax Return of Parent or a Parent Entity) and (ii) any Taxes attributable to a Parent Disqualifying Action, and shall defend such Adjustment diligently and in good faith; provided that unless waived by the Parties in writing, Parent shall (1) keep Spinco informed in a timely manner of all actions taken or proposed to be taken by Parent, (2) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Spinco for its prior review and consent, which consent shall not be unreasonably withheld, delayed or conditioned and (3) provide Spinco with written notice reasonably in advance of, and Spinco shall have the right to attend, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority.

Section 5.04 Tax Proceedings in respect of Transfer Pricing Matters. Notwithstanding anything to the contrary in this Article V, if (a) a Tax Proceeding that relates to transfer pricing matters (including, for the avoidance of doubt, any proceeding that is part of a competent authority process) would reasonably be expected to give rise to an Adjustment of Taxes for which one party is responsible pursuant to Article III, and (b) such responsible party is not the party entitled to control such Tax Proceeding pursuant to this Article V, then the party entitled to control such Tax Proceeding shall permit such responsible party to participate in all proceedings with respect to such Tax Proceeding (or, if Spinco is such responsible party, to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Spinco is responsible pursuant to Article III), and shall not agree to any settlement or compromise of such Tax Proceeding without the consent of such responsible party, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01 Representations and Warranties.

(a) Spinco. Spinco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials (other than the Specified Exhibits or any Tax Materials that Parent failed to deliver to Spinco or Acquirer in breach of Section 6.01(b)(i)), to the extent they both (A) are descriptive of the Spinco Group (including the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Spinco Group and the plans, proposals, intentions and policies of the Spinco Group after the Effective Time), and (B) relate to the actions or non-actions of the Spinco Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b) Parent. Parent hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to Spinco and Acquirer (other than the Specified Exhibits) and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Parent Group at any time or (B) the Spinco Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Parent Group at any time or the Spinco Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Parent Group at any time or the Spinco Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of Parent and Spinco represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Restructuring or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of Parent and Spinco represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Neither Parent nor Spinco shall, nor shall Parent or Spinco permit, any Parent Entity or any Spinco Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Parent Disqualifying Action and Spinco Disqualifying Action, respectively.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Spinco:

(i) shall, and shall cause Controlled 1 to, continue and cause to be continued the active conduct of the Spinco Business and the foreign Spinco Business, respectively, and in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution;

(ii) shall not, and shall not permit Controlled 1 to, voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes);

(iii) shall not, and shall not permit Controlled 1 to, (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge, consolidate or amalgamate with any other Person (other than pursuant to the Merger, the LLC Merger and any other merger, consolidation or amalgamation with Acquirer or any other Person that is a direct or indirect wholly owned Subsidiary of Acquirer) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials (other than the Specified Exhibits or any Tax Materials that Parent failed to deliver to Spinco or Acquirer in breach of Section 6.01(b)(i)) which in the aggregate (and taking into account the Merger, the LLC Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Spinco capital stock or Controlled 1 capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Spinco or Controlled 1, as applicable, or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not permit Controlled 1 or any other member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the consolidated gross assets of Spinco, Controlled 1 or the Spinco Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes, (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group or (5) any merger, consolidation or amalgamation of Spinco or any of its Subsidiaries (including Controlled 1) with any Person that is a direct or indirect wholly owned Subsidiary of Spinco or Acquirer . The percentages of gross assets or consolidated gross assets of Spinco, Controlled 1 or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco, Controlled 1 and the members of the Spinco Group as of the Closing Date. For purposes of this Section 6.02(b)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco or Acquirer shall constitute a disposition of all of the assets of Spinco or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Spinco may proceed with any of the actions or transactions described therein, if (i) Spinco shall first have requested Parent to obtain a supplemental ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Parent shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) Spinco shall have provided to Parent an Unqualified Tax Opinion in form and substance reasonably satisfactory to Parent, or (iii) Parent shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Tax Reporting. Each of Parent and Spinco covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

(e) For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Spinco shall be permitted to enter into the Merger and the LLC Merger, (ii) Acquirer LLC shall be permitted to liquidate or merge with and into Acquirer or any Person that is a direct wholly owned Subsidiary of Acquirer and that is disregarded as an entity separate from Acquirer for federal income tax purposes and (iii) Spinco or Acquirer may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Spinco notifies Parent that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Parent shall cooperate with Spinco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action unless Parent shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Parent shall apply for such ruling and Parent and Spinco shall jointly control the process of obtaining such ruling. In no event shall Parent be required to file any ruling request under this Section 6.03(a) unless Spinco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Spinco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Spinco shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a ruling or Unqualified Tax Opinion requested by Spinco within ten (10) days after receiving an invoice from Parent therefor.

(b) Parent shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain such ruling or opinion, Spinco shall (and shall cause each Spinco Entity to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that Spinco shall not be required to make (or cause a Spinco Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control. In connection with obtaining such ruling, Parent shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Parent shall reimburse Spinco for all reasonable costs and expenses incurred by the Spinco Group in cooperating with Parent’s efforts to obtain a supplemental ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Spinco therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Spinco nor any Spinco Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Parent Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return that relates to Taxes for which Spinco is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Parent Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Spinco is responsible pursuant to this Agreement).

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. Parent and Spinco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Parent or a Parent Entity, on the one hand, and Spinco or a Spinco Entity, on the other (other than this Agreement or any other Transaction Agreement), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Parent or a Parent Entity, or Spinco or a Spinco Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.05 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to Controlled 1 and to any of the parties hereto (including without limitation any successor of Parent or Spinco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on Acquirer and Acquirer shall be subject to the obligations and restrictions imposed on Spinco hereunder, including, without limitation, with respect to the restrictions imposed on Spinco under Section 6.02.

Section 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.08 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Affiliates and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as such term is defined in the Separation Agreement). Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Parent and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13 Coordination with the Employee Benefits Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Benefits Agreement, such Taxes shall be governed exclusively by the Employee Benefits Agreement and not by this Agreement.

Section 8.14 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement (as defined in the Merger Agreement) shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.15 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery with an fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Parent, to:

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219-0501

Fax:                     (804) 444-1000

Attention:             General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:                 (212) 403-2000

Attention:         Elliott V. Stein

                          Gregory E. Ostling

If to: Acquirer or Spinco, to:

ACCO Brands Corporation

300 Tower Parkway

Lincolnshire, IL 60049

Fax:                (847) 484-4144

Attention:         General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Fax:             (312) 407-8514

Attention:     William R. Kunkel

Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 8.16 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

MeadWestvaco Corporation

By	/s/ E. Mark Rajkowski
Name:	E. Mark Rajkowski
Title:	Senior Vice President and Chief Financial Officer

Monaco SpinCo Inc.

By	/s/ Neil A. McLachlan
Name:	Neil A. McLachlan
Title:	President and Chief Executive Officer

ACCO Brands Corporation

By	/s/ Boris Elisman
Name:	Boris Elisman
Title:	President and Chief Operating Officer